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                                                                    EXHIBIT 10.6



                    DESCRIPTION OF PARK NATIONAL CORPORATION
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         Park National Corporation ("Park") adopted the Park National Corporation Supplemental Executive Retirement Plan or "SERP" in December 1996. The SERP currently benefits 29 officers of Park and its subsidiaries, including William T. McConnell, C. Daniel DeLawder, David C. Bowers and John W. Kozak. Harry O. Egger does not participate in the SERP but is provided with supplemental retirement benefits under the terms of his employment agreement with The Security National Bank and Trust Co. David L. Trautman does not participate in the SERP. The SERP is a non-qualified benefit plan designed to restore benefits lost due to limitations under the Internal Revenue Code of 1986, as amended, on the amount of compensation covered by and the benefits payable under a defined benefit plan such as the Park National Corporation Defined Benefit Pension Plan. Park has purchased life insurance contracts to fund the SERP. The SERP is designed to provide a monthly retirement benefit of approximately $5,000, $10,500, $5,000 and $500 for Messrs. McConnell, DeLawder, Bowers and Kozak, respectively. These additional benefits are not guaranteed and are dependent upon the earnings from the related life insurance contracts compared to the average yield on three-month Treasury bills. The SERP also provides a life insurance benefit for officers of Park and its subsidiaries participating in the SERP who die before age 86.